Exhibit 99.1

Alphatec Announces Departure of CEO

CARLSBAD, Calif., Dec 14, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — Alphatec Holdings, Inc. (Nasdaq: ATEC), a spinal device company, announced today that Ronald G. Hiscock, President and Chief Executive Officer, has left the Company. The Company also announced the departure of Vicky A. Romanoski, Senior Vice President, Chief Administrative Officer. John H. Foster, Executive Chairman, is assuming the position of President and Chief Executive Officer.

About Alphatec

Alphatec is a medical device company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders. Alphatec’s principal product offerings are primarily focused on the U.S. spine fusion market, which is estimated to approach $3 billion in 2007, through its wholly-owned subsidiary, Alphatec Spine, Inc., and include a variety of spinal implant products and systems comprised of components such as spine screws, spinal spacers, and plates that offer multiple solutions to address patients’ needs. In addition to Alphatec’s U.S. presence, it also participates in the Japanese spine fusion and orthopedic trauma markets through its subsidiary, Alphatec Pacific, Inc. Our mission is to be a values-based leader in the spinal device market by providing unmatched service to and taking scientific direction from our physicians. We do so through our unique in-house manufacturing facility in Carlsbad, California that allows us to respond quickly to surgeon needs and to customize innovative products needed for spine fusion surgery.

Forward Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements. Alphatec cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: Alphatec’s ability to maintain its level of previously reported sales growth, Alphatec’s ability to develop and expand its spine fusion business in the United States and Japan, Alphatec’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payor reimbursement for procedures performed using our products, unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec’s ability to achieve profitability, uncertainty of additional funding, uncertainty of success in developing any new products, failure to successfully introduce and develop new products, including products related to license agreements, failure to obtain FDA clearance or approval for particular devices, Alphatec’s ability to compete with other competing products and with emerging new technologies within and outside of spinal fusion, product liability exposure, patent infringement claims and claims related to our intellectual property. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Contacts:

Alphatec Holdings, Inc.	Noonan Russo

Steven Yasbek	Matthew Haines

760.431.9286 x503	212.845.4235

syasbek@alphatecspine.com	matthew.haines@eurorscg.com

SOURCE Alphatec Holdings, Inc.

Steven Yasbek of Alphatec Holdings, Inc., +1-760-431-9286 x503,

syasbek@alphatecspine.com; or Matthew Haines of Noonan Russo, +1-212-845-4235,

matthew.haines@eurorscg.com